SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

               /X/ Current Report Pursuant to Section 13 OR 15(d)
                     of the Securities Exchange Act of 1934

                                December 30, 1997
                                (Date of Report)


                         Commission file number: 0-28354

                             Great Lakes REIT, Inc.

             (Exact name of Registrant as specified in its Charter)

         Maryland                            36-3844714
(State or other jurisdiction             (I.R.S. Employer identification no.)
of incorporation organization)

               823 Commerce Drive, Suite 300, Oak Brook, IL 60523
               (Address of principal executive offices) (Zip Code)

                                (630) 368 - 2900
              (Registrant's telephone number, including area code)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No






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ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

Great Lakes REIT, Inc. owns a limited partnership interest and the sole general partnership interest in Great Lakes REIT, L.P. (the "Operating Partnership")totaling more than 99% of the outstanding partnership interests of the Operating Partnership. Great Lakes REIT, Inc., its subsidiaries and the Operating Partnership are referred to herein collectively as the "Company".

ACQUISITIONS

On December 17, 1997, the Company, purchased 777 Eisenhower Parkway, Ann Arbor, Michigan, a ten-story office building located within the Briarwood Mall Corridor of Ann Arbor, Washtenaw County, Michigan. The 777 Eisenhower building contains 273,355 rentable square feet, is currently 89% occupied and was purchased for approximately $16.6 million. The Company expects to incur approximately $6.5 million of costs over the next twelve to fifteen months to completely renovate the common areas and certain tenant spaces. The building's exterior is a combination of a contemporary designed brick with tinted thermopane glass, complimented by insulated aluminum panels on a steel frame.

TERMS OF PURCHASE

777 Eisenhower was purchased from an unaffiliated third party for $16,600,000. Funds for the purchase came from a borrowing under the Company's existing secured line of credit with the First National Bank of Boston (as agent) as well as cash reserves on hand.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

As of the date of this 8-K, the financial statements and proforma financial information related to this property is not available but will be filed by the Company on Form 8-K not later than February 27, 1998.

         No information is required under Items 1,3,4, and 6, and these items have therefore been omitted.



By:    /s/ Richard L. Rasley
         Richard L. Rasley, Secretary









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